Exhibit 15.1

Hill House 1 Little New Street London EC4A 3TR United Kingdom Tel: +44 (0) 20 7936 3000 Fax: +44 (0) 20 7583 1198

29 April 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sir/Madam

We have read the statements made pursuant to Item 16F (a) of Form 20-F in the paragraphs entitled “Auditors” on page 101 and “Changes in Registrant’s Certifying Accountant” on page 215 of National Westminster Bank Plc’s Annual Report on Form 20-F dated 29 April 2016, and we agree with the statements made therein.

Yours faithfully

/s/ Deloitte LLP

Deloitte LLP

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom.

Deloitte LLP is the United Kingdom member firm of Deloitte Touche Tohmatsu Limited (“DTTL”), a UK private company limited by guarantee, whose member firms are legally separate and independent entities. Please see www.deloitte.co.uk/about for a detailed description of the legal structure of DTTL and its member firms.